PROPOSAL AND LETTER OF AGREEMENT
                        ---------------------------------

July 11, 2002

Mr. Adam Anthony, President
Thaon Communications Inc.
51 Zaca Lane, Suite 120
San Luis Obispo, CA  93401

Dear Adam:

Thank you for allowing us the opportunity to review ways in which Magnum Financial Group, LLC ("Magnum") can be of assistance to Thaon Communications Inc. ("Thaon" or the "Company").

We at Magnum Financial Group have the experience necessary to provide the high level of advisory services necessary to give your Company its best opportunity for success, regardless of the avenue chosen. We have demonstrated our capabilities in preparing client companies for the fund raising process, introducing interested parties to fund and/or facilitate funding on behalf of client companies, assisting client companies in preparation for life as publicly traded entities, orchestrating reverse mergers and initial public offerings for client companies, advising on corporate restructurings and providing other business and financial advisory services as outlined in this proposal and letter of engagement.

I.       PRIMARY GOAL

Our goal at Magnum Financial is to use our best efforts to help the Company further develop and execute its business plan by assisting the Company in refining its business strategy, in developing its financing objectives, in developing appropriate business relationships, and in making effective use of the capital markets to further the Company's objectives.


II.      ADVISORY SERVICES

This proposal and engagement for advisory services relates specifically to assisting Thaon in further refining its strategy, restructuring its business units and capital structure, identify potential merger candidates and other related advisory services. All services hereunder are to be provided on a "best efforts" basis.

Once the company has completed its business and capital restructuring, Magnum would also be pleased to provide investor relations services and/or capital raising services, as needed. However, neither of those activities are included under this proposal.

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Thaon Communications Inc.
Proposal Agreement
Page 2

In assisting the Company Magnum will:

>> Perform a review of the Company's business and history so as to become familiar with the Company and its situation
>>       Analyze existing capital structure of the Company
>>       Develop strategies for restructuring capital and business units
>>       Assist in structuring restructuring events
>>       Advise as to timing of certain restructuring events
>>       Identify and introduce potential merger/acquisition candidates
>>       Assist in structuring acquisitions/mergers/divestitures, as needed
>> Consult with Company on financing options and determine financing options and strategy for Company.
>> Introduce Company to potential board members, advisors, strategic partners, and business contacts, as might be needed.
>> Provide advice and recommendations to Company with respect to varying matters relating to the capital markets and other financially related business matters.

It is generally understood and agreed that, at the conclusion of restructuring and funding resulting from this agreement, existing Thaon shareholders shall retain a minimum of 10% of the total outstanding stock of the Company.

DELIVERABLES

>> Chair a strategic planning session to occur on the earliest possible date following the signing of this Agreement.
>>       From decisions made in the strategic planning session, collaborate with
         management  to  draft  a  comprehensive   written  plan,   which,  upon
         execution, would result in a new company residing in the Thaon public entity and the current Thaon media business residing in a private entity and a definitive strategy to securing the financing necessary to achieve the objectives and goals contained within the plan.
>>       Deliver  a  written  risk   assessment  to  Thaon  board  of  directors
         identifying potential roadblocks to successful execution of plan.
>>       Introduce Thaon to any acquisition candidates that fit the following parameters
        o   Revenues of $2 million  per year or more in a business  sector
            which  would  be  considered   attractive  by  the  investment
            community through an existing and scalable line of business.
        o   Current financial performance equal to breakeven or profitable.
        o An acceptable balance sheet, as evaluated by Magnum and Thaon collectively with tolerable debt/equity ratio.
        o Significant growth opportunities which will be enabled by virtue of becoming a public company.
>> Draft proposed letter of intent containing conditions upon which an acquisition can be closed.
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Thaon Communications Inc.
Proposal Agreement
Page 3

>> Deliver written recommendation to Thaon board of directors regarding timing and size of reverse split(s).
>> Deliver written recommendation to management for dealing with key insiders which anticipates:
        o   Timing of conversion of preferred  stock to common
        o Anticipates any use of key insider shares for resolution of conditions to closing acquisition such as resolution of Talbot v. Thaon lawsuit
        o Anticipates any use of key insider shares as they may be used to determine the final disposition of the existing media business.
>> Take active involvement in resolving Olympic Town v. Thaon lawsuit on an as needed basis.


III.     COMPENSATION

CONSIDERATION TO MAGNUM

The following are the various considerations to Magnum, and/or Assigns, which correspond to the Services rendered as described in Section II above:

A.)      Monthly Cash Advisory Fee: Waived.
         --------------------------
B.)      Non-Cash Advisory Fee-Stock: The non-cash stock advisory fee under this
         ----------------------------
         Agreement shall be 8 million (8,000,000) shares of common stock of the Company, registered and issued under form S-8. Both Magnum and Client agree that stock due under this Agreement is a material inducement to Magnum to enter into this Agreement, and is fully earned upon execution of this Agreement.
C.)      Non-Cash  Advisory  Fee-Warrant:  In  addition to the above  described
         -------------------------------
         fees, Client shall also issue to Magnum, and/or Assigns, a Warrant (the "Warrant") to purchase an amount of shares equal to Ten Percent (10%) of the total number of shares outstanding at completion of the restructuring at an exercise price of one cent ($0.01) per share. The duration of the Warrant shall be five years (5) per years from the date of issue. The Warrant shall provide for cashless exercise. Further, the Warrant shall carry piggyback "registration rights" such that Thaon, at the option of Magnum, and or Assigns, shall include such underlying shares with any registration statement filed with the Securities and Exchange Commission at any time subsequent to this Agreement. Both Magnum and Client agree that warrants due under this Agreement are a material inducement to Magnum to enter into this Agreement, and are fully earned upon execution of this Agreement. Granting of the Warrant herein is sufficient for Magnum to exercise the Warrant, regardless of whether or not Client actually delivers the Warrant agreement to Magnum.

D.)      Non-Specified  Transaction.  During the course of its activities  under
         --------------------------
         this Agreement Magnum may introduce to Thaon a party that establishes some other business combination, such as a joint venture, acquisition, distribution arrangement, or strategic alliance. In such instances, Thaon recognizes that Magnum is entitled to a fee for orchestrating such a business relationship, and both Parties recognize that it may be

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Thaon Communications Inc.
Proposal Agreement
Page 4


         difficult to value such an arrangement, and therefore Thaon and Magnum agree to negotiate in good faith an appropriate compensation structure for Magnum relating to that transaction that is typical of the type of fees generally charged for such transactions.
E.)      Investor  Relations.  Thaon  agrees  that  should it be  successful  in
         -------------------
         completing its restructuring, it will engage Magnum to perform investor relations at an initial rate of four thousand dollars ($4,000) per month, for a term of not less than twelve months.


IV.      TERM AND TERMINATION OF AGREEMENT

This Agreement shall continue in effect for six (06) months, from the date of execution hereof, and will continue thereafter on a monthly basis until cancelled. The Agreement may be cancelled anytime after the first six month period by either party by notifying the other party in writing. Notwithstanding, the obligation by Thaon to pay Magnum the consideration outlined in Section IIID will continue as stated therein beyond the expiration of the term of this Agreement.

Thaon may terminate this Agreement immediately without notice or demand if any of the following should occur:

 i.) Magnum's material breach of this Agreement.

ii.) Any willful breach of duty or habitual neglect of duty by Magnum as related to the performance of this Agreement.

iii.) The dissolution, insolvency, or bankruptcy of Magnum.

Magnum may terminate this Agreement immediately without notice or demand if any of the following should occur:

i.) Within thirty days of the Execution Date hereof, the Company fails to remit the compensation instruments and an original of this signed Agreement to Magnum as stipulated further in this Agreement (see "Acceptance, Execution, & Completion").

ii.) Within thirty (30) days of its due date, Magnum is not in receipt of its monthly fee or reimbursed for expenses billed. Magnum, for additional consideration, may opt to grant a thirty- (30) day extension to the Company to remit payment.

iii.) Thaon's material breach of this Agreement.

iv.) The dissolution, insolvency, or bankruptcy of Thaon.


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Thaon Communications Inc.
Proposal Agreement
Page 5

V.       EXPENSES

Magnum, at its own expense, will cover the cost of telephone, e-mail, facsmile, postage and other sundries related to the Services provided herein. Other expenses such as travel, Fedex, entertainment, general printing, and other costs will be the responsibility of Thaon, however, Magnum will not incur any such costs without approval of Thaon. Should Magnum pay any of these costs on behalf of Thaon, Magnum will rebill Thaon for these direct expenses without markup, and such invoices shall be due and payable upon receipt.

VI.      DILIGENT EFFORTS

Magnum agrees to make diligent efforts in performing the services agreed upon herein and similarly, Thaon agrees to make diligent efforts in assisting and supporting Magnum in so rendering such services.

VII.     HOLD HARMLESS AND RELEASE OF LIABILITY

Thaon agrees to hold harmless Magnum, its managing principals, members, and employees and release the same from any and all liability, loss, damages, costs or expenses which Magnum may suffer, incur or be required to pay arising out of Thaon acts, including without limitation, negligence, misrepresentation, or any other action causing the initiation and pursuit of legal action brought against Magnum.

Magnum agrees to hold harmless Thaon, its directors, officers, employees, and shareholders and release the same from any and all liability, loss, damages, costs or expenses which Thaon may suffer, incur or be required to pay arising out of Magnum's acts, including without limitation, negligence, misrepresentation, or any other action causing the initiation and pursuit of legal action brought against Thaon.

VIII.    INDEPENDENT CONTRACT BETWEEN THE PARTIES

Nothing in this Agreement is intended to constitute a joint venture, partnership, or formal business organization of any kind between the Parties nor shall it be construed to establish Magnum as a stockholder, partner, or affiliate of Thaon or any other enterprises of Thaon. Similarly, nothing in this Agreement is intended to be construed to establish Thaon as a partner, member, or affiliate of Magnum or any other enterprises of Magnum.

Both Magnum and Thaon are recognized herein strictly as an independent contractors to each other, responsible for their own actions and the rights and obligations of the Parties shall be only those expressly setforth herein.




IX.      ADDENDUM TO AGREEMENT
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Thaon Communications Inc.
Proposal Agreement
Page 6

This Agreement shall not be amended or modified, nor shall any waiver of any right hereunder be effective unless setforth in writing, which addendum shall be duly executed by the parties, attached hereto and incorporated thereafter.

X.       NOTICES

Any notice, request or other communication required or permitted between the Parties pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when mailed by United States Registered or Certified Mail, to the names and addresses below:

Thaon:            Mr. Adam Anthony
                  Thaon Communications Inc.
                  51 Zaca Lane, Suite 120
                  San Luis Obispo, CA  93401


Magnum:           Mr. Michael Manahan
                  MAGNUM  FINANCIAL  GROUP,  LLC
                  2523  West 7th  Street
                  Suite B Los Angeles, CA 90057


XI.      ARBITRATION

The parties shall submit any dispute arising out of this Agreement, including the interpretation of or the enforcement of rights and duties under this Agreement, to final and binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, in Los Angeles, California. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be conducted by a single, neutral arbitrator, or, at the election of any party, three neutral arbitrators, appointed in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator(s) shall be attorneys in practice for at least ten years, and experienced in the matter(s) being arbitrated. In any such arbitration, California Code of Civil Procedure Section 1283.05 (Right to Discovery; Procedure and Enforcement) shall be applicable. The award of the arbitrator(s) shall be enforceable according to the applicable provisions of the California Code of Civil Procedure. The arbitrator(s) shall have the same powers as those of a judge of the Superior Court of the State of California, shall be bound by the statutes and case law of the State of California, and shall render a decision as would a judge of a Superior Court of the State of California. Notwithstanding the foregoing, either party shall have the right to petition a court of competent jurisdiction, for (i) injunctive relief or other equitable remedies against the other for any violation or breach by such party of its obligations hereunder pending a decision by the arbitrator(s), and (ii) for a permanent injunction. If proper notice of any hearing has been given, the arbitrator(s) will have full power to proceed to take evidence or to perform any

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Thaon Communications Inc.
Proposal Agreement
Page 7

other acts necessary to arbitrate the matter in the absence of any party who fails to appear. EACH PARTY HERETO WAIVES THE RIGHT TO A JURY TRIAL.


XII.     GENERAL CONDITIONS

This Agreement shall be deemed to be executed and delivered within the State of California and is to be construed, interpreted and applied in accordance with the laws of the State of California, excluding that body of law relating to the Conflicts of Law. This Agreement shall have venue in the courts of Los Angeles County. If any provision, term, or condition of this Agreement, or any application thereof, shall be declared invalid or unenforceable by any court of competent jurisdiction, such invalid or unenforceable language shall not affect the enforceability or effectiveness of the remainder of the Agreement. As such, the remainder of this Agreement, and any other application of such provision, term, or condition, shall survive and continue in full force and effect.

The failure of either party to exercise any right, power, options or remedies provided hereunder, or to insist upon strict compliance with the terms hereof by the other, shall not constitute a waiver of the terms and conditions of this Agreement with respect to any other or subsequent breach thereof, nor a waiver by either party of its rights at any time thereafter to require exact and strict compliance with all terms hereof. The rights and remedies hereunder are cumulative to any other rights or remedies that may granted by law.

In performance of its services, Magnum may, at its sole discretion, utilize its employees, sub-contractors, affiliates, related-parties, associates and other third parties.

The undersigned hereby represent, warrant and certify that they in fact have full authority to enter into this specific Agreement; and furthermore agree to provide each other proof of such authority should such proof be requested.

This is the complete and final Agreement between the Parties relative to the subject matter hereof and all prior and contemporaneous statements, both oral and written are hereby superceded.

Respectfully submitted,

MAGNUM FINANCIAL GROUP, LLC



Michael S. Manahan
President

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Thaon Communications Inc.
Proposal Agreement
Page 8

IN ACKNOWLEDGMENT AND ACCEPTANCE OF THE TERMS AND PROVISIONS HEREIN:

Thaon Communications, Inc.



BY:/a/ Adam Anthony                              DATE:
   ----------------------------                       -----------
      Adam Anthony, President